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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number:           814-97

Name of Registrant:               ALLIED CAPITAL CORPORATION
                   (Exact name of registrant as specified in its charter)

                        c/o Allied Capital Advisers, Inc.
                         1666 K Street, NW, Ninth Floor
                            Washington, DC 20006-2803
                                 (202) 331-1112

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $1.00 per share
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                        Rule 12g-4(a)(1)(i)  [X]  Rule 12h-3(b)(1)(ii) [ ]
                        Rule 12g-4(a)(1)(ii) [ ]  Rule 12h-3(b)(2)(i)  [ ]
                        Rule 12g-4(a)(2)(i)  [ ]  Rule 12h-3(b)(2)(ii) [ ]
                        Rule 12g-4(a)(2)(ii) [ ]  Rule 15d-6           [ ]
                        Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:
NONE


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         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Allied Capital Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                ALLIED CAPITAL CORPORATION


Date: January 5, 1998                           By:     /s/ Jon A. DeLuca
                                                   ------------------------
                                                     Jon A. DeLuca
                                                     Principal,
                                                        Chief Financial Officer
                                                        and Treasurer